Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The RBB Fund, Inc., and to the use of our report dated October 26, 2016 on the financial statements and financial highlights of Scotia Dynamic U.S. Growth Fund, a separately managed portfolio of The RBB Fund, Inc.   Such financial statements and financial highlights appear in the August 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 22, 2016